Exhibit 3.2

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF LIMITED PARTNERSHIP

OF

JP ENERGY PARTNERS LP

Pursuant to the provisions of Section 17-202 of the Delaware Revised Uniform Limited Partnership Act, the undersigned limited partnership adopts the following Certificate of Amendment to its Certificate of Limited Partnership:

1.	The name of the limited partnership is JP Energy Partners LP (the “Partnership”).

2.	This Certificate of Amendment amends Article 3 of the Partnership’s Certificate of Limited Partnership to reflect that Argo Merger GP Sub, LLC, a Delaware limited liability company, has been admitted as the general partner of the Partnership to replace JP Energy GP II LLC, a Delaware limited liability company who has withdrawn as the general partner. Therefore, the full text of Article 3 shall be amended and restated as follows:

“3.	The name, mailing address and street address of the business of the sole general partner is as follows:

Argo Merger GP Sub, LLC

c/o American Midstream Partners, LP

2103 CityWest Blvd.

Building #4, Suite 800

Houston, Texas 77042.”

[Signature Page Follows]

IN WITNESS WHEREOF, I have hereunto set my hand this 8th day of March, 2017.

JP ENERGY PARTNERS, LP a Delaware limited partnership

By:	Argo Merger GP Sub, LLC, its General Partner

By:	/s/ Patrick Welch
Name:	Patrick Welch
Title:	Chief Financial Officer